EXHIBIT 99.1

Eagle Bancorp Announces Quarterly Earnings and Declares Quarterly Cash Dividend

HELENA, Mont., Jan. 15, 2009 (GLOBE NEWSWIRE) -- Eagle Bancorp ("Eagle") (OTCBB:EBMT), the stock holding company of American Federal Savings Bank (the "Bank"), reported net income of $524,000, or $0.49 per share ($0.43 per share diluted), for the three months ended December 31, 2008, and declared a cash dividend of $0.255 per share. Earnings for the quarter increased by 139.27% from the $219,000 earned for the quarter ended December 31, 2007. Earnings for the six month period ended December 31, 2008 were $424,000, or $0.40 per share ($0.35 per share diluted), a decrease of $259,000 or 37.92%, compared to $683,000 for the six month period ended December 31, 2007. "We are pleased that our performance for the second quarter was so robust and that our net interest income showed significant growth for this quarter and for the six month period ended December 31, 2008. Excluding the losses in market value stemming from our ownership of Fannie Mae and Freddie Mac preferred stock, our performance on an operational basis continues to be strong," said CEO Pete Johnson.

The increase in net income for the second quarter was the result of an increase in net interest income of $591,000, and an increase in noninterest income of $175,000. Those increases were partially offset by an increase in noninterest expense of $269,000. Eagle's tax provision was $158,000 higher in the current quarter.

Noninterest income increased substantially due to the prior period's loss in market value on investments in certain preferred stock, issued by Fannie Mae and Freddie Mac. For the quarter ended December 31, 2008 these losses were $47,000 while the prior period's losses were $390,000. This increase was partially offset by a decrease in mortgage loan servicing fees of $220,000, which includes a provision against the valuation of mortgage servicing rights of $239,000.

Eagle's annualized return on assets was 0.73% and its annualized return on equity was 8.54% for the quarter, compared with 0.35% and 3.50%, respectively, for the same quarter in 2007.

Total interest and dividend income increased $449,000 to $3,943,000 for the quarter ended December 31, 2008 from $3,494,000 for the quarter ended December 31, 2007. This was due primarily to an increase in interest and fees on loans of $204,000. Lower funding costs caused total interest expense to decrease by $142,000 to $1.58 million for the quarter ended December 31, 2008 from $1.72 million for the quarter ended December 31, 2007. Interest expense on deposits decreased $341,000 and interest expense on borrowed money increased $199,000.

For the six month period ended December 31, 2008 earnings were $424,000, or $0.40 per share ($0.35 per share diluted), as noted above. The decrease in net income for the period was the result of a decrease in noninterest income of $913,000, an increase in noninterest expense of $450,000, offset by an increase in net interest income of $1.08 million. Eagle's tax provision was $20,000 lower in the current period. The decrease in noninterest income was primarily attributable to the recognition of a decline in value of $1.29 million on Fannie Mae and Freddie Mac preferred stock, which primarily occurred during the first quarter of the fiscal year. Also, the mortgage servicing fees decreased $213,000, which includes a provision against the valuation of mortgage servicing rights of $239,000, as noted above. The increase in noninterest expense was primarily due to an increase in salaries and employee benefits of $238,000 resulting from merit raises, inflationary costs, and a slightly larger staff. Eagle's annualized return on assets was 0.30% and its annualized return on equity was 3.46%, compared with 0.55% and 5.55% respectively for the same six-month period in 2007.

Total assets increased by $7.42 million, or 2.65%, to $287.99 million at December 31, 2008 from $279.91 million at June 30, 2008. Loans receivable increased $10.44 million, or 6.21%, to $178.58 million from $168.15 million. Loans held-for-sale decreased to $1.87 million from $7.37 million. Deposits increased $2.43 million, or 1.36%, to $181.28 million at December 31, 2008 from $178.85 million at June 30, 2008. Advances from the Federal Home Loan Bank and other borrowings increased $4.68 million, or 7.16%, to $69.89 million from $65.22 million, while federal fund purchases increased from $3.0 million to $3.9 million. Total stockholders' equity decreased $713,000 or 2.78%, to $24.92 million at December 31, 2008 from $25.63 million at June 30, 2008. This was a result of the net income for the period of $524,000 offset by an increase in accumulated other comprehensive loss of $826,000 (mainly due to an increase in net unrealized loss on securities available-for-sale), and by dividends paid and purchases of treasury stock.

Eagle's Board of Directors declared a quarterly cash dividend of $0.255 per share for the second quarter of Eagle's fiscal year. The dividend is payable February 20, 2009 to shareholders of record at the close of business on January 30, 2009.

American Federal Savings Bank was formed in 1922 and is headquartered in Helena, Montana. It has additional branches in Butte, Bozeman and Townsend. Eagle's common stock trades on the OTC Bulletin Board under the symbol "EBMT." Eagle is a subsidiary of Eagle Financial MHC, a federal mutual holding company formed in 2000, which owns approximately 59% of Eagle Bancorp's outstanding common stock.

This release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Eagle intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.

Financial highlights for Eagle Bancorp follow.

 EAGLE BANCORP AND SUBSIDIARY
 (consolidated)
 (Dollars in Thousands)

                                                December 31,   June 30,
                                                     2008        2008
                                                 (Unaudited)  (Audited)
 ASSETS
 Cash and due from banks                              5,526      3,541
 Interest-bearing deposits with banks                   127        549
                                                 ----------  ---------
 Total cash and cash equivalents                      5,653      4,090

 Securities available-for-sale,
  at market value                                    77,029     78,417
 Securities held-to-maturity, at cost                   381        697
 Preferred stock - SFAS 159, at market value             35      1,321
 Federal Home Loan Bank stock, at cost                1,925      1,715
 Investment in Eagle Bancorp Statutory Trust I          155        155
 Mortgage loans held-for-sale                         1,871      7,370
 Loans receivable, net of deferred loan fees
  and allowance for loan losses of $340 at
  December 31, 2008 and $300 at June 30, 2008       178,584    168,149
 Accrued interest and dividends receivable            1,433      1,426
 Mortgage servicing rights, net                       1,512      1,652
 Premises and equipment, net                         10,848      8,080
 Cash surrender value of life insurance               6,403      6,285
 Real estate acquired in settlement of loans,
  net of allowance for losses                            --         --
 Other assets                                         1,494        550
                                                  ---------  ---------

    Total assets                                    287,323    279,907
                                                 ==========  =========

 LIABILITIES
 Deposit accounts:
      Noninterest bearing                            12,902     14,617
      Interest bearing                              168,378    164,234
                                                 ----------  ---------
       Total deposits                               181,280    178,851

 Accrued expenses and other liabilities               2,178      2,045
 Federal funds purchased                              3,900      3,000
 FHLB advances and other borrowings                  69,889     65,222
 Subordinated debentures                              5,155      5,155
                                                 ----------  ---------
       Total liabilities                            262,402    254,273

 EQUITY
 Preferred stock (no par value, 1,000,000 shares
  authorized, none issued or outstanding)                --         --
 Common stock (par value $0.01 per share;
  9,000,000 shares authorized; 1,223,572
  shares issued; 1,075,312 and 1,076,072
  shares outstanding at December 31, 2008
  and June 30, 2008, respectively)                        12        12
 Additional paid-in capital                            4,526     4,487
 Unallocated common stock held by employee
  stock ownership plan ("ESOP")                         (37)       (55)
 Treasury stock, at cost (148,260 and 147,500
  shares at December 31, 2008 and
  June 30, 2008, respectively)                       (5,034)    (5,013)
 Retained earnings                                   27,102     27,025
 Accumulated other comprehensive loss                (1,648)      (822)
                                                 ----------  ---------
       Total equity                                  24,921     25,634

       Total liabilities and equity                 287,323    279,907
                                                 ==========  =========

                        EAGLE BANCORP AND SUBSIDIARY
                      Consolidated Statements of Income
                   (In Thousands, except for Per Share Data)

                         Three Months Ended      Six Months Ended
                         December 31,            December 31,
                         --------------------    ---------------------
                            2008        2007        2008       2007
                         ---------   ---------   ---------   ---------
 Interest and Dividend
  Income:
 Interest and fees on
  loans                     $2,955      $2,751       5,792       5,419
 Securities
  available-for-sale           977         704       1,940       1,426
 Securities
  held-to-maturity               5           9          10          18
 Interest on deposits
  with banks                     1          27           5          34
 FHLB Stock dividends            5           3          12           5
                         ---------   ---------   ---------   ---------
  Total interest and
   dividend income           3,943       3,494       7,759       6,902
                         ---------   ---------   ---------   ---------

 Interest Expense:
 Deposits                      830       1,171       1,692       2,356
 Advances and other
  borrowings                   670         471       1,313         910
 Subordinated debentures        75          75         150         150
                         ---------   ---------   ---------   ---------
  Total interest expense     1,575       1,717       3,155       3,416
                         ---------   ---------   ---------   ---------

 Net Interest Income         2,368       1,777       4,604       3,486
 Loan loss provision            34           0          34           0
                         ---------   ---------   ---------   ---------
 Net interest income
  after loan loss
  provision                  2,334       1,777       4,570       3,486
                         ---------   ---------   ---------   ---------

 Noninterest income:
 Service charges on
  deposit accounts             181         190         371         356
 Net gain on sale of loans     238         183         421         382
 Mortgage loan servicing
  fees                         (83)        137          57         270
 Net gain on sale of
  available-for-sale
  securities                    0           0          57           0
 Net gain (loss) on
  securities FAS 159           (47)       (390)     (1,286)       (431)
 Other                         155         149         320         276
                         ---------   ---------   ---------   ---------

  Total noninterest
   income                      444         269         (60)        853
                         ---------   ---------   ---------   ---------

 Noninterest expense:
 Salaries and employee
  benefits                   1,146       1,008       2,192       1,954
 Occupancy expenses            136         130         285         265
 Furniture and equipment
  depreciation                  65          70         132         141
 In-house computer
  expense                      101          84         174         158
 Advertising                   103          70         194         133
 Amortization of mtg
  servicing fees                66          75         137         141
 Federal insurance
  premiums                       9           5          16          10
 Postage                        45          33          78          56
 Legal,accounting, and
  examination fees              65          65         113         121
 Consulting fees                19           7          62          22
 ATM processing                 14          13          28          27
 Other                         287         227         494         427
  Total noninterest      ---------   ---------   ---------   ---------
   expense                   2,056       1,787       3,905       3,455
                         ---------   ---------   ---------   ---------

 Income before provision
  for income taxes             722         259         605         884
                         ---------   ---------   ---------   ---------

 Provision for income
  taxes                        198          40         181         201
                         ---------   ---------   ---------   ---------

 Net income                   $524        $219        $424        $683
                         =========   =========   =========   =========

 Basic earnings
  per share                  $0.49       $0.20       $0.40       $0.64
                         =========   =========   =========   =========

 Diluted earnings
  per share                  $0.43       $0.18       $0.35       $0.56
                         =========   =========   =========   =========

 Weighted average shares
  outstanding (basic
  eps)                   1,069,952   1,070,862   1,069,581   1,071,651
                         =========   =========   =========   =========

 Weighted average shares
  outstanding (diluted
  eps)                   1,218,212   1,213,612   1,217,635   1,213,035
                         =========   =========   =========   =========

CONTACT:  Eagle Bancorp
          Peter J. Johnson, President and Chief Executive Officer
            (406) 457-4006
          Clint J. Morrison, Senior Vice President
           and Chief Financial Officer
            (406) 457-4007